AUTHORIZATION

I hereby authorize General Binding Corporation ("GBC"),
One GBC Plaza, Northbrook, Illinois, Mr. Steven Rubin and Mr. John Moynihan, jointly and severally, to sign and file on my behalf any "Forms" required to be filed with the Securities and Exchange Commission that are required to be filed under Section 16 of the 1934 Securities and Exchange Act as a result of my holding a position as an officer, director or employee of GBC.

This authorization shall be effective immediately and shall continue for so long as I am an officer, director or employee of GBC, or until such time as I have so notified GBC in writing of a revocation of this authority.

I herby ratify and confirm all lawful acts performed by GBC and the aforesaid individuals under the scope of this authorization and hereby agree to indemnify and hold GBC, its officers, employees, agents and aforesaid individuals harmless from any claim or demand arising from its or his lawful actions.



[Signed]



									   _________________________________
Marc Knez

Date:
October 1, 2004




STATE OF 	Illinois


COUNTY OF 	Cook



	On this __1st______ day of
__October__, ___2004_____, Marc Knez personally appeared before me, and acknowledged that he executed the foregoing instrument for the purposes therein contained.

	IN WITNESS WHEREOF, I have hereunto set my hand and official seal.




_________________________________
Kevin Collopy						Notary Public




									   _________________________________
						My
Commission Expires:03/24/08